Exhibit 4(d)

The Lincoln National Life Insurance Company

Variable and Indexed Linked Annuity Payment Option Rider

This Rider is made a part of the Contract to which it is attached. Except as stated in this Rider, it is subject to the provisions contained in the Contract. In the case of a conflict with any provision of the Contract, the provisions of this Rider will control. This Rider makes a variable and indexed linked annuity payment option available that provides Periodic Income Payments. Coverage under this Rider begins on the Rider Date shown on the Contract Benefit Data page.

PERIODIC INCOME PAYMENT ELECTION RESTRICTIONS

If the Rider Date is after the Contract Date and the initial Start Date as described under the Contract has been established, then the Rider Date can only be established on an Anniversary Date as determined under the Contract.

If the Rider Date is prior to the establishment of the initial Start Date, then the initial Start Date may only be established on a subsequent Rider Date Anniversary under this Rider.

Refer to the applicable Indexed Account(s) provisions of the Contract for how the initial Start Date and Anniversary Date are otherwise established.

INDEXED ACCOUNT(S) TRANSFER RESTRICTIONS

On or prior to the Rider Date, the Owner must transfer amounts in any existing Segment(s) with a Term longer than one year to any available Indexed Account option to establish a new Segment(s) with a one-year Term, and/or to the Variable Subaccount(s). In the absence of any instructions from the Owner, on the Rider Date, We will transfer amounts in any existing Segment(s) with a Term longer than one year to a Variable Subaccount chosen by Us.

While this Rider is in effect, a transfer to an available Indexed Account option may only be made to establish a new Segment with a one-year Term.  A transfer to an available Indexed Account option to establish a new Segment with a Term longer than one year is not permitted. See the Transfers provision of this Rider for additional terms and conditions.

DEFINITIONS

Access Period — The length of time selected by the Owner as shown on the Contract Benefit Data page. The Access Period begins on the Rider Date.

Account Value — On and after the Rider Date, the Contract Value under the Contract is referred to as the Account Value.  On each subsequent Valuation Date during the Access Period, the Account Value equals the sum of the values of the Variable Subaccount(s), the Periodic Income Payment Account and the Segment(s). State and local government premium tax, if applicable, will be deducted from the Account Value when incurred by Us or at another time of Our choosing.

Age — For all calculations used in this Rider, Age means the age on the nearest birthday.

Annuitant — The person upon whose life the Periodic Income Payments will be contingent.  The Contract may only have one Annuitant on and after the Rider Date.  The Annuitant may not be changed on or after the Rider Date.

Annuity Factor — The Annuity Factor is based upon factors such as the Age and sex of the Annuitant, the Age and sex of the Secondary Life, the length of time remaining in the Access Period, the Assumed Investment Return, the applicable Annuity Mortality Table, expense load and  premium tax deductions

Assumed Investment Return (AIR) — The assumed return used in calculating the Periodic Income Payments. This assumed return is set on the Rider Date and may not be changed after the Rider Date. The AIR is shown on the Contract Benefit Data page.

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Indexed Account — An account that We make available for allocations or transfers as described under the Contract.

Lifetime Income Period — The period that begins after the Access Period provided the Annuitant or the Secondary Life is still living and the Contract has not been surrendered.  For a single life payout, this period continues for as long as the Annuitant is living. For a joint life payout, this period continues for as long as the Annuitant or Secondary Life is living.

Payment Mode — The frequency at which the Periodic Income Payment amount for a Rider Year is paid. At the time of an election to begin Periodic Income Payments, the Owner must select one of the following Payment Modes: monthly, quarterly, semi-annually or annually. The [Initial] Payment Mode is shown on the Contract Benefit Date page [and may not be changed after the Rider Date].

Periodic Income Payment — The amounts paid to an Owner, or an Owner’s designee. The Periodic Income Payment is an annual amount that is paid in equal installments during a Rider Year based on the Payment Mode selected. The Initial Modal Periodic Income Payment is shown on the Contract Benefit Data page.

Periodic Income Payment Account — During the Access Period, an account that We designate to hold and disburse the modal Periodic Income Payments that are due during a Rider Year.

Payment Processing Day — The same calendar day each month, as chosen by Us. During a Rider Year, We deduct and pay a modal Periodic Income Payment that is due on a Payment Processing Day. If in any month such calendar day is not a Valuation Date, the Payment Processing Day will be the first Valuation Date following such calendar day. The Payment Processing Day is shown on the Contract Benefit Date page.

Rider Date — The effective date of the Owner’s election to begin receiving Periodic Income Payments under this Rider. It is the date the Access Period begins and the date We calculate the Initial Periodic Income Payment. The Rider Date is shown on the Contract Benefit Data page.

Rider Date Anniversary — The same calendar month and day as the Rider Date, each calendar year. If in any calendar year such calendar day is not a Valuation Date, any transactions that should occur on the Rider Date Anniversary will be processed by Us on the first Valuation Date following such calendar day.

Rider Year — Each 12-month period beginning on the Rider Date and each Rider Date Anniversary thereafter.

Secondary Life — The Secondary Life is the person, in addition to the Annuitant, designated by the Owner upon whose life the Periodic Income Payments will also be contingent during the Lifetime Income Period. The designation of a Secondary Life results in a joint life payout.  The Secondary Life must be designated prior to the Rider Date and may not be changed on or after the Rider Date. The Secondary Life may also be considered a joint annuitant, solely for the purposes of being a Measuring Life under this Rider and not for any other purposes in any other Rider or the Contract. The Secondary Life is shown on the Contract Benefit Data page.

Segment(s) — The specific Indexed Account options established for the Owner under the Contract. Any calculations or transfers associated with a Segment(s), as described under this Rider, will use the applicable Interim Value of a Segment or Segment Maturity Value as determined under the Contract. Calculations or transfers made prior to the End Date of a Segment use the Interim Value of a Segment, as determined under the Contract. Calculations and transfers made on the End Date of a Segment use the Segment Maturity Value.

Surrender Value — During the Access Period, the Surrender Value is the Account Value less any applicable Contingent Deferred Sales Charge (CDSC).

We, Us, and Our — The Lincoln National Life Insurance Company.

Withdrawals — During the Access Period, additional amounts taken by the Owner, other than Periodic Income Payments, that reduce the Account Value.

THE ACCESS PERIOD

During the Access Period, the Owner receives Periodic Income Payments, may make Withdrawals, surrender the Contract for its Surrender Value or receive a Death Benefit.  If this Rider is elected by a beneficiary to settle a death claim, Access Periods that extend beyond the beneficiary’s life expectancy as determined by Section 72(s) of the Internal Revenue Code, as amended, will not be allowed.

During a Rider Year, the modal Periodic Income Payment as determined below will be deducted first from the Periodic Income Payment Account. If the Periodic Income Payment Account is reduced to zero and there is any portion of the Periodic Income Payment remaining that is due for the rest of the current Rider Year, then such amount will be deducted proportionally from each Variable Subaccount, then proportionally from each Segment.

Determination of Periodic Income Payments During the Access Period

Initial Periodic Income Payment

The Initial Periodic Income Payment is determined by dividing the Account Value on the Rider Date by 1000 and multiplying this result by the applicable Annuity Factor. On the Rider Date, the Account Value equal to the Initial Periodic Income Payment will be deducted proportionally from each Variable Subaccount and each Segment and then allocated to the Periodic Income Payment Account.

Subsequent Periodic Income Payments

Subsequent Periodic Income Payments are recalculated on each Rider Date Anniversary and are determined by dividing the Account Value on the Rider Date Anniversary by 1000 and multiplying this result by the applicable Annuity Factor. On each Rider Date Anniversary, an amount equal to the recalculated Periodic Income Payment minus any Account Value remaining in the Periodic Income Payment Account on a Rider Date Anniversary, if any, will be deducted proportionally from each Variable Subaccount and each Segment and then allocated to the Periodic Income Payment Account.

Effect of Periodic Income Payments on Account Value

During a Rider Year, the Account Value will be reduced by the amount of the modal Periodic Income Payment that is paid on a Payment Processing Day.  At the end of the Access Period, any remaining Account Value will be applied to continue the Periodic Income Payments during the Lifetime Income Period.

A Periodic Income Payment that reduces the Account Value to less than required under the Surrenders provision of the Contract will not be treated as a withdrawal of the entire Account Value.

Effect of Death on Periodic Income Payments

Upon the death of an Owner, and upon an election to continue Periodic Income Payments  under this Rider, payments will continue for the remainder of the Access Period and then, if there is a surviving Annuitant or Secondary Life, for the Lifetime Income Period. If the recipient of the rights of ownership (as set forth in the Contract) elects to continue the Contract and this Rider, the excess, if any, of the Death Benefit over the current Account Value as of the date on which the death claim is approved by Us for payment will be credited to a Variable Subaccount(s) chosen by Us. If payment of the Death Benefit is not made upon the death of the Owner, Periodic Income Payments will continue to be paid at least as rapidly as they were being distributed prior to such death. Alternatively, the recipient of the rights of ownership may elect to terminate the Contract and receive payment of the Death Benefit. If any Owner is a non-natural person, the death of the Annuitant or Secondary Life will be treated as the death of an Owner.

Upon notification to Us of the death of the Annuitant and upon an election to continue Periodic Income Payments under this Rider, payments will continue for the remainder of the Access Period and then, if there is a surviving Secondary Life, for the Lifetime Income Period. If an Owner (or the recipient of the rights of ownership if any Owner is deceased) elects to continue the Contract and this Rider, the excess, if any, of the Death Benefit over the current Account Value as of the date on which the death claim is approved by Us for payment will be credited to a Variable Subaccount(s) chosen by Us. If there is no surviving Secondary Life, an Access Period will be calculated as of the date of death to ensure that the Periodic Income Payments conform to Section 72 of the Internal Revenue Code (Code). If there is no surviving Secondary Life, no payments will be made after the end of the Access Period. Alternatively, the Owner (or the recipient of the rights of ownership if any Owner is deceased) may elect to terminate the Contract and receive payment of the Death Benefit.

Upon notification to Us of the death of the Secondary Life, Periodic Income Payments will continue for the remainder of the Access Period and then, if the Annuitant is still surviving, for the Lifetime Income Period. The Owner (or the recipient of the rights of ownership if any Owner is deceased) may alternately elect to terminate the Contract and receive the Surrender Value. If there is no surviving Annuitant, an Access Period will be calculated as of the date of death to ensure that Periodic Income Payments conform to Section 72 of the Code. If there is no surviving Annuitant, no payments will be made after the end of the Access Period.

Upon notification to Us of a death, Periodic Income Payments may be suspended until the death claim is approved by Us.  If this Rider continues in effect, upon approval of a death claim, as described in the Contract, a lump-sum payment for the value of any suspended payments, as of the date the death claim is approved, will be made and Periodic Income Payments will restart.

Full Withdrawal of the Death Benefit from the Contract results in surrender of this Rider and the Contract.

How to Change the Access Period

During the Access Period and subject to Our acceptance, the Owner may extend the Access Period by Notice to Us once per Rider Year, within the maximum periods allowed at the time of change. An extension of the Access Period will be effective on the next Rider Date Anniversary. If the Access Period is extended, Periodic Income Payments after the effective date of the change will be adjusted accordingly. While the Access Period may be extended, a reduction of the Access Period will not be permitted.

THE LIFETIME INCOME PERIOD

During the Lifetime Income Period, Periodic Income Payments continue in accordance with the terms and conditions of this Rider. During this period, there is no Account Value, no ability to take Withdrawals and no Death Benefit. The first and each subsequent Periodic Income Payment during the Lifetime Income Period are determined by separately calculating the Periodic Income Payment for each Segment, each Variable Subaccount and each fixed level payment as described below.

Determination of Periodic Income Payments During the Lifetime Income Period

During a Rider Year, the modal Periodic Income Payment, as determined below, for each Segment, each Variable Subaccount and each fixed level payment is paid on a Payment Processing Day.

Periodic Income Payments from the Indexed Account(s)

On the Rider Date Anniversary immediately following the end of the Access Period, the first Periodic Income Payment from each Segment will be determined by A multiplied by B, where:

A               is the Account Value in each Segment after any transfers into or out of the Segment(s) as of the last Valuation Date of the Access Period divided by 1000; and

B               is the applicable Annuity Factor.

Subsequent Periodic Income Payments are recalculated on each Rider Date Anniversary for each Segment and are determined by A multiplied by (1 + B –C) and divided by (1 + D)) where:

A               is the Segment’s prior Periodic Income Payment;

B               is the Performance Rate for the Segment;

C               is the Annual Rider Charge Rate; and

D               is the AIR.

If a transfer into a Segment or out of a Segment is requested then the Periodic Income Payment calculated above is further adjusted by adding E and subtracting F, where:

E                is the amount of the Periodic Income Payment as determined on the Rider Date Anniversary that is subsequently transferred into a Segment, if any; and

F                 is the amount of the Periodic Income Payment as determined on the Rider Date Anniversary that is subsequently transferred out of a Segment and/or converted to a fixed level payment, if any.

Periodic Income Payments from the Variable Account

On the Rider Date Anniversary immediately following the end of the Access Period, the first Periodic Income Payment from the Variable Account will be determined by A multiplied by B, where:

A               is the Account Value in each Variable Subaccount as of the last Valuation Date of the Access Period after any transfers into or out of the Variable Subaccount divided by 1000; and

B               is the applicable Annuity Factor.

The result for each Variable Subaccount will be divided by the Annuity Unit value for the respective Variable Subaccount as of the last Valuation Date of the Access Period to determine the initial number of Annuity Units per Variable Subaccount for any subsequent Periodic Income Payments.

Subsequent Periodic Income Payments are recalculated on each Rider Date Anniversary and will be determined by multiplying the resulting number of Annuity Units per Variable Subaccount by the Annuity Unit value for the respective Variable Subaccount on a Rider Date Anniversary as calculated below. If a transfer into a Variable Subaccount or out of a Variable Subaccount is requested on the Rider Date Anniversary, the number of Annuity Units per Variable Subaccount used in this calculation is adjusted as described in the Transfer provision below. Furthermore, if a conversion to a fixed level payment is requested, the number of Annuity Units per Variable Subaccount used in this calculation is reduced as described in the Periodic Income Payments Converted to Fixed Level Payments provision below.

On a Valuation Day, the Annuity Unit value for any Variable Subaccount is determined by multiplying the Annuity Unit value on a the previous Valuation Day by A divided by B, where:

A               is a Variable Subaccount’s Accumulation Unit value on the  Valuation Day divided by the Accumulation Unit value of the same Variable Subaccount on the previous Valuation Day, and

B               is (1 + AIR) raised to the power of n/365, where ‘n’ is the number of days since the prior Valuation Day.

Periodic Income Payments Converted to Fixed Level Payments

On the Rider Date Anniversary immediately following the end of the Access Period, the Owner may convert all or a portion of the Account Value to a fixed level payment.  Upon the conversion the fixed level payment will be determined by multiplying the Account Value that was converted by the applicable fixed level payout factor.

On any subsequent Rider Date Anniversary, the Owner may convert all or a portion of the Periodic Income Payment determined for any Indexed Account(s) and/or any Variable Subaccount(s) to a fixed level payment and is calculated as described below.

Once all or a portion of a Periodic Income Payment has been converted to a fixed level payment, it cannot be converted back to a Periodic Income Payment under any  Indexed Account(s) or Variable Subaccount(s). The fixed level payment calculated on any Rider Date Anniversary will not change thereafter.

Upon each conversion, the fixed level payment for the amount of the Periodic Income Payment that was converted is determined as follows:

(a)         first, the Periodic Income Payment is calculated as described in the Periodic Income Payments from the Indexed Account(s) and Periodic Income Payments from the Variable Subaccount(s) provisions above before adjustments for any transfers;

(b)         then the amount of the Periodic Income Payment that is being converted from each Segment and/or each individual Variable Subaccount is recalculated to be a fixed level payment using the following formula: A multiplied by (B divided by C), where:

A               is the sum of the Periodic Income Payment from each Segment and/or each individual Variable Subaccount that is being converted;

B               is the fixed level payout factor; and

C               is the applicable Annuity Factor.

The Periodic Income Payment calculated for each Segment will be reduced immediately by the amount that was requested to be converted to a fixed level payment. This reduced amount will be used to determine the Periodic Income Payment on the next Rider Date Anniversary, as described in the Periodic Income Payments from the Indexed Account(s) provision above.

For any Variable Subaccount(s), the number of Annuity Units will immediately be reduced to reflect the amount that was requested to be converted to a fixed level payment. This reduced amount will be used to determine the Periodic Income Payment, as described in the Periodic Income Payments from the Variable Account provision above. The Annuity Unit reduction is determined by dividing the amount of the Periodic Income Payment from each Variable Subaccount that was requested to be converted to a fixed level payment by the Annuity Unit Value for the Variable Subaccount on the Rider Date Anniversary for which the conversion occurs.

Effect of Death on Periodic Income Payments

Upon notification to Us of the death of the Annuitant, if a Secondary Life was not designated or the Secondary Life is no longer surviving, Periodic Income Payments will cease and the Contract and this Rider will terminate.  If a Secondary Life was designated and is still surviving, Periodic Income Payments may be suspended until the death claim is approved by Us. Upon approval of a death claim, a lump-sum payment for the value of any suspended payments, as of the date the death claim is approved, will be made and Periodic Income Payments will restart.

Upon notification to Us of the death of the Secondary Life, and there is no surviving Annuitant, Periodic Income Payments will cease and the Contract and this Rider will terminate. If the Annuitant is still surviving, Periodic Income Payments may be suspended until the death claim is approved by Us. Upon approval, a lump-sum payment for the value of any suspended payments, as of the date the death claim is approved, will be made and Periodic Income Payments will restart.

RIDER CHARGE

During the Access Period, the Rider Charge will be deducted from the Account Value on each Rider Date Anniversary while this Rider is in force beginning with the first Rider Date Anniversary following the Rider Date.

The Rider Charge will equal the product of A multiplied by B, where:

A               is the Account Value at the beginning of the current Rider Year, less the Periodic Income Payment as determined on the Rider Date for the first Rider Year or the last Rider Date Anniversary for any Rider Year thereafter; and

B               is the Annual Rider Charge Rate shown on the Contract Benefit Data page.

During the Access Period, the Annual Rider Charge will be deducted proportionately from the Variable Subaccount(s) and the Indexed Account(s). When amounts in the Variable Subaccount(s) and Indexed Account(s) are reduced to zero, any remaining Rider Charge will be deducted from the Periodic Income Payment Account.

The Rider Charge will be calculated and deducted (a) before any Withdrawals that occur on the Valuation Date the Rider Charge is determined; and (b) after the Segment Maturity Value is determined as described under the Contract; and (c) immediately prior to the start of the Lifetime Income Period.

A pro-rata Rider Charge will be recalculated and deducted upon termination of this Rider, except if the Rider is terminated due to death.

During the Lifetime Income Period, the Annual Rider Charge Rate applicable to the Indexed Account(s) will reduce the subsequent Periodic Income Payments as described under the Determination of Periodic Income Payments During the Lifetime Income Period provision above.

During the Lifetime Income Period, the Annual Rider Charge Rate applicable to the Variable Subaccount(s) will be converted to a mortality and expense risk and administrative charge as described in the Mortality and Expense Risk and Administrative Charge provision below.

MORTALITY AND EXPENSE RISK AND ADMINISTRATIVE CHARGE

During the Access Period, the maximum Mortality and Expense Risk and Administrative Charge rates for the Contract, shown under MORTALITY AND EXPENSE RISK AND ADMINISTRATIVE CHARGE PRIOR TO THE ANNUITY COMMENCEMENT DATE on the Contract Specifications, continue to apply.

During the Lifetime Income Period, the Annual Rider Charge Rate shown on the Contract Benefit Data page will be added to the Mortality and Expense Risk and Administrative Charge rate for the Contract Value Death Benefit as shown under the MORTALITY AND EXPENSE RISK AND ADMINISTRATIVE CHARGE PRIOR TO THE ANNUITY COMMENCEMENT DATE on the Contract Specifications.

ADDITIONAL PURCHASE PAYMENT RESTRICTION

While this Rider is in force, the Owner may not make any Purchase Payments to the Contract after the Rider Date.

WITHDRAWALS

During the Access Period, an Owner (or the recipient of the rights of ownership if any Owner is deceased), may make Withdrawals of amounts up to the Surrender Value.  Withdrawals will be subject to the terms of the Withdrawal provisions and if applicable, the CDSC provision of the Contract for Withdrawals occurring prior to the Annuity Commencement Date. Withdrawals are not allowed after the Access Period.

Withdrawals will immediately reduce the Account Value. In the absence of any instructions from the Owner, Withdrawals will be deducted first proportionally from the Variable Subaccount(s). If the Variable Subaccount(s) is reduced to zero, any remaining amounts will be deducted proportionally from the Segment(s). Any Withdrawal that reduces the Account Value to less than required under the Surrenders provision of the Contract or reduces the Variable Subaccount(s) and Indexed Account(s) to zero will be treated as a Withdrawal of the entire Account Value. Any remaining Account Value in the Periodic Income Payment Account will be paid in a lump-sum and the Contract and this Rider will then terminate.

SURRENDERS

During the Access Period, an Owner (or the recipient of the rights of ownership if any Owner is deceased), may surrender the Contract for the Surrender Value. Except as stated in this provision, a surrender of the Contract will be subject to the terms of the Surrender provisions and if applicable, the CDSC provision of the Contract which apply to surrenders taken prior to the Annuity Commencement Date. If the Contract is surrendered, no further Periodic Income Payments will be made and the Contract and this Rider will terminate.

TRANSFERS

During and after the Access Period, an Owner (or the recipient of the rights of ownership if any Owner is deceased) will be subject to the transfer rules outlined below. In addition, while this Rider is in effect, transfers to establish a new Segment(s) with a term longer than one year are not permitted.

During the Access Period and subject to the Transfers provision of the Contract which apply to Transfers Before The Annuity Commencement Date, the following transfers are permitted at any time:

(a)         transfers between the Variable Subaccounts; or

(b)         transfers from the Indexed Account(s) to the Variable Subaccount(s).

During the Access Period, transfers between the Indexed Account(s) or from the Variable Subaccounts to the Indexed Account(s) are only permitted on a Rider Date Anniversary.

After the Access Period and subject to the Transfer provisions of the Contract which apply to Transfers After The Annuity Commencement Date, transfers between the Variable Subaccounts are permitted at any time.

However, the following transfers are only permitted on a Rider Date Anniversary after the Access Period:

(a)         transfers from the Variable Subaccounts to the  Indexed Account(s);

(b)         transfers between the Indexed Account(s); and

(c)          transfers from the Variable Subaccounts and/or Indexed Account(s) to a fixed level payment

Transfers from the Indexed Account(s) to the Variable Subaccounts or from the fixed level payment to Indexed Account(s) or Variable Subaccounts are not permitted.

After the Access Period:

(a)         Transfers between Variable Subaccounts will result in the selling of Annuity Units from one Variable

Subaccount and the purchase of Annuity Units from the other Variable Subaccount at the current Annuity Unit values. These Annuity Units will then represent the number of annuity units per payment from the Variable Subaccount when used in calculating Periodic Income Payments as described in the Periodic Income Payments From the Variable Account provision above; and

(b)         Transfers from a Variable Subaccount to an Indexed Account will result in the number of Annuity Units for the Variable Subaccount to be reduced to reflect the transferred amount.  The Annuity Unit reduction is determined by dividing the amount of the Periodic Income Payment from each Variable Subaccount that was requested to be transferred by the Annuity Unit Value for the Variable Subaccount on the Rider Date Anniversary for which the transfer occurs. The Periodic Income Payment that would otherwise be calculated for a Segment is increased by the amount transferred, as shown in the calculation in the Periodic Income Payments from the Indexed Account(s) provision above; and

(c)          Transfers between the Indexed Account(s) are processed after the Performance Rate, Annual Rider Charge Rate and AIR is applied to the previous Periodic Income Payment for a Segment. Transfers out of a Segment will result in the Periodic Income Payment that would otherwise be calculated to be reduced by the amount transferred. This reduced amount will be used for subsequent Periodic Income Payment calculations for the Indexed Account(s) from which the transfer was requested. The Periodic Income Payment that would otherwise be calculated is increased by an amount transferred into a Segment. The impact of a transfer is included in the Periodic Income Payment calculation shown in the Periodic Income Payments from the Indexed Account(s) provision above.

The impact on the Indexed Account(s) and Variable Subaccount(s) as a result of conversions to a fixed level payout is described in the Periodic Income Payments Converted to Fixed Level Payments provision above.

The Periodic Income Payment Account is not available for allocations or transfers; however, any remaining Account Value in the Periodic Income Payment Account on a Rider Date Anniversary will be part of the Account Value available for transfers, subject to the terms and provisions of this Rider and the Contract to which it is attached.

GENERAL

Death Benefit

For purposes of determining the Death Benefit Reduction under the Death Benefit provision of the Contract, or under any Death Benefit Rider, during the Access Period the dollar amount of each Periodic Income Payment will be applied to the Purchase Payments as the Death Benefit Reduction. Periodic Income Payments will be deducted from the Account Value before any Withdrawals when determining a Death Benefit Reduction. After the Access Period, Withdrawals are not permitted and there is no Death Benefit.

Termination of this Rider

This Rider will terminate on the first of any of the following events to occur:

(a)         termination of the Contract to which this Rider is attached; or

(b)         upon the death of Annuitant, or the later of the death of the Annuitant or Secondary Life, as described in the Effect of Death on Periodic Income Payments provision under the Access Period section and the Effect of Death on Periodic Income Payments provision under the Lifetime Income Period  section above; or

(c)          in the event the Contract is sold, discounted, or pledged as collateral for a loan or as a security for the performance of an obligation or for any other purpose.

Annuity Purchase Rates

Under a Variable and Indexed Linked Annuity Payment Option Rider

With a 3.0% Assumed Investment Return

A2000 Individual Annuity Mortality Table, modified

Dollar Amount Of First Annual Payment Which Is Purchased With Each $1,000 Applied

Single Life Annuities

	15 Year	20 Year	25 Year	30 Year
Age	Access Period	Access Period	Access Period	Access Period
60	$44.21	$43.62	$42.85	$41.93
61	$44.87	$44.18	$43.82	$42.29
62	$45.55	$44.76	$43.80	$42.65
63	$46.24	$45.35	$44.28	$43.00
64	$46.97	$45.96	$44.77	$43.37

65	$47.72	$46.58	$45.25	$43.74
66	$48.50	$47.22	$45.73	$44.13
67	$49.30	$47.87	$46.20	$44.55
68	$50.13	$48.53	$46.67	$45.00
69	$50.99	$49.20	$47.15	$45.42

70	$51.87	$49.86	$47.65	$45.82
71	$52.78	$50.52	$48.18	$46.17
72	$53.71	$51.17	$48.73	$46.46
73	$54.67	$51.82	$49.34	$46.65
74	$55.63	$52.49	$49.91	$46.84

75	$56.59	$53.19	$50.45	$47.03

Joint And Full To Survivor Annuities

Joint	15 Year	20 Year	25 Year	30 Year
Age	Access Period	Access Period	Access Period	Access Period
60	$41.06	$40.97	$40.74	$40.37
61	$41.61	$41.47	$41.20	$40.76
62	$42.18	$42.00	$41.67	$41.16
63	$42.77	$42.54	$42.15	$41.56
64	$43.39	$43.11	$42.65	$41.98

65	$44.04	$43.69	$43.15	$42.41
66	$44.72	$44.30	$43.66	$42.86
67	$45.43	$44.93	$44.18	$43.33
68	$46.17	$45.58	$44.71	$43.82
69	$46.95	$46.24	$45.25	$44.29

70	$47.75	$46.92	$45.82	$44.74
71	$48.59	$47.61	$46.42	$45.15
72	$49.47	$48.31	$47.04	$45.50
73	$50.37	$49.03	$47.70	$45.75
74	$51.30	$49.78	$48.33	$46.01

75	$52.26	$50.56	$48.94	$46.27

Age Adjustment Table

Year of Birth	Adjustment to Age	Year of Birth	Adjustment to Age
Before 1940	0	1970 - 1979	-4
1940 - 1949	-1	1980 - 1989	-5
1950 - 1959	-2	1990 - 1999	-6
1960 - 1969	-3	2000 - 2009	-7
		2010 - 2019	-8